September 27, 2021

CONFIDENTIAL
Remark Holdings, Inc.
800 S Commerce Street
Las Vegas, NV 89106
Attention: Kai-Shing Tao, Chairman and Chief Executive Officer

Dear Mr. Tao:

    The purpose of this letter (this “Agreement”) is to confirm the engagement of A.G.P./Alliance Global Partners (“A.G.P.”) by Remark Holdings, Inc. (the “Company”) to render Financial Services (as defined below) to the Company.

1.Services. The Terms outlined in this Engagement are exclusive from those outlined in all existing Engagement Agreements between A.G.P. and the Company. During the term of this Agreement, A.G.P. shall, on a non-exclusive basis, provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, and the Company’s offer or sale of securities in any previous or subsequent private and public equity or debt financing, and such other, similar matters as the parties may mutually agree (collectively, the “Financial Services”). The Financial Services shall be provided to the Company in such form, manner and place as the parties mutually agree. Examples of such financial services may include, without limitation:
i.providing introductions to or strategic advice with respect to potential investors or other sources of capital to finance the Company’s business objectives;

ii.providing other general corporate finance or strategic financial consultancy services as required by the Company;

iii.providing consultancy services in connection with capital raising, recapitalization, or restructuring by the Company, including, raising capital by means of senior secured debt, unsecured or subordinated debt, preferred stock or common equity; and

iv.    additional services incidental to the above, as directed by the Company.

2.Term. The term of this Agreement shall be a period commencing on the date of this Agreement and continuing for a period of sixty calendar days, unless sooner terminated by the Company as provided herein.
3.Compensation. In consideration of A.G.P.’s entering into this Agreement, as compensation, in full, for the Financial Services, the Company shall pay to A.G.P:
a.$350,000 (to be paid in accordance with the wire instructions set forth on Exhibit A);
b.Up to $35,000 of the legal fees of A.G.P. and up to $10,000 of the escrow agent fees of A.G.P. in connection with Project Remy; and

590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-20601
Member FINRA, SIPC

c.The Company further agrees to issue to A.G.P. (and/or its designees) on the Closing Date, one warrant to purchase such number of Common Stock equal to three percent (3%) of the shares of Common Stock issued at the Closing (the “Warrant”). The Warrant shall be exercisable commencing on the date of issuance for a period of five years and will terminate on the fifth anniversary of the date the Warrant is offered. The exercise price of the Warrant is equal to $1.35. The Warrant and the shares of Common Stock issuable upon exercise of the Warrant shall be registered on the Registration Statement to be filed pursuant to the Registration Rights Agreement.
provided that such amounts shall be reduced as necessary to comply with the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). For the avoidance of doubt, it is clarified that the foregoing is the sole compensation to be paid to A.G.P. for the Financial Services.
4.Termination. This Agreement may be terminated by the Company at any time upon written notice to A.G.P. Upon the termination of this agreement, no further payments will be due or payable to A.G.P.
5.Covenants. Until 90 days after the date of this Agreement, neither the Company nor any subsidiary thereof shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any of its shares of common stock, $0.001 par value per share (“Common Stock”) or any securities that give the holder thereof the right to acquire Common Stock other than Common Stock issued pursuant to any stock incentive plan adopted by a majority of the Board of Directors of the Company.
6.Representations of the Financial Advisor. The Financial Advisor represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Securities, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, (v) has full power and authority to enter into and perform its obligations under this Agreement. The Financial Advisor will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above.
7.Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.
8.Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.
9.Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.
10.Governing Law and Arbitration. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York, without giving effect to its conflict of law principles or rules that would defer to the laws of another jurisdiction. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, including but not limited to securities activity and financing advice, then the parties agree to submit the dispute to binding and non-appealable
590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-20602
Member FINRA, SIPC

arbitration in a venue located in New York, New York, in accordance with the Code of Arbitration Procedure published by FINRA Dispute Resolution. The determination of the arbitrator shall be conclusive, final and binding on the parties. The prevailing party shall be reimbursed by the non-prevailing party for all reasonable attorney’s fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.
11.Counterparts; Facsimile. This agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument. A pdf or facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.
12.This engagement letter does not create and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that A.G.P. is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of A.G.P. hereunder, all of which are hereby expressly waived.
13.    (a)     To the extent permitted by law, the Company will indemnify A.G.P. and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted from A.G.P.’s willful misconduct, fraud, gross negligence or bad faith in performing the services described herein.
(b)Promptly after receipt by A.G.P. of notice of any claim or the commencement of any action or proceeding with respect to which A.G.P. is entitled to indemnity hereunder, A.G.P. will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by A.G.P., the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to A.G.P. and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, A.G.P. will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for A.G.P. reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and A.G.P. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of A.G.P., which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its consent.

(c)The Company agrees to notify A.G.P. promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-20603
Member FINRA, SIPC

(d)If for any reason the foregoing indemnity is unavailable to A.G.P. or insufficient to hold A.G.P. harmless, then the Company shall contribute to the amount paid or payable by A.G.P. as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and A.G.P. on the other, but also the relative fault of the Company on the one hand and A.G.P. on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, A.G.P.’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by A.G.P. under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by A.G.P.).

(e)These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this engagement letter is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this engagement letter or otherwise.
[Signature Page Follows]
590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-20604
Member FINRA, SIPC

In acknowledgment that the foregoing correctly sets forth the understanding reached by A.G.P. and the Company, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours truly,

A.G.P./ALLIANCE GLOBAL PARTNERS

		By:	/s/ Thomas J. Higgins
		Name:	Thomas J. Higgins
		Title:	Managing Director

Accepted and agreed to as of
the date first written above:

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer

590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-20605
Member FINRA, SIPC